Exhibit 99.1

GMH COMMUNITIES TRUST
GMH COMMUNITIES TRUST 3RD QUARTER CONFERENCE CALL
December 20, 2006, 10:00 AM ET
Chairperson:  Gary Holloway, CEO

Operator:                                                                                              Good morning, ladies and gentlemen.  Thank you for standing by.  Welcome to the GMH Communities Trust investor conference call.  At this time, all participants are in a listen-only mode.  Following today’s presentation, instructions will be given for the question and answer session.  If anyone should require operator assistance during the conference, please press the star key, followed by the zero.  As a reminder, this conference is being recorded today, Wednesday, December 20, 2006.  I would now like to turn the conference over to Marilyn Meek of the Financial Relations Board.  Please go ahead, ma’am.

Marilyn Meeks:                                                            Thank you, and good morning everyone.  Welcome to the GMH Communities Trust investor conference call.  A press release regarding the Company’s third quarter 2006 results was distributed on November 13 and has been furnished on a form 8-K with the SEC.  In addition, the Company issued a press release relating to a special committee process and fourth quarter dividend declaration on December 18.  If you did not receive copies of these releases or would like to view a copy of the Company’s latest supplemental information package, each is available on the Company’s website at www.gmhcommunities.com in the Investor Relations section.  To be added to the Company’s quarterly distribution list, contact me at 212-827-3776, or you may also sign up GMH’s website.  Additionally, we’re hosting a live webcast for today’s call, which you will be able to access in the same section or through www.earnings.com.  Within the Company’s supplemental information package, the Company has provided certain same-store property information, as well as the reconciliation of certain non-GAAP to GAAP financial measures that may be referenced throughout the call, including FFO, AFFO, and capitalization rates.

At this time, management would like me to inform you that certain statements made during this conference call that are not historical and are based on the Company’s current expectations, estimates and projections about future events may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, statements regarding the Company’s business strategy, implementation of strategic initiatives, and projections regarding Student Housing and Military Housing operating performance.  Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Factors and risks that could cause actual results to differ materially from expectations are included in the Company’s annual report on form 10-K for the year ended December 31, 2005.  All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such event.

At this time, I’d like to now introduce Gary Holloway, GMH’s Chairman, President and Chief Executive Officer, who will begin with his opening remarks.  Please go ahead, Gary.

Gary Holloway:                                                              Thank you, Marilyn.  Thanks to everyone for joining us today on the call.  With me from our executive management team are Bruce Robinson, President of our Miltary Housing division; John DeRiggi, President of our Student Housing division; Pat O’Grady, our Chief Financial Officer; and Joe Macchione, our General Counsel.  In addition, we also have present Richard Silfen, who served as the chairman of the special committee of our board of trustees.

After a statement from Richard regarding the special committee’s process, I will follow with some brief remarks and then turn the call over to Pat O’Grady and John DeRiggi for a discussion of our third quarter results and Student Housing operations in more detail.  After management’s report, we will then open the call for questions.  I will now turn the call over to Richard Silfen.

Richard Silfen:                                                                   Thank you, Gary.  As you know, the board of trustees formed a special committee of the board in March of this year.  The special committee was charged with evaluating strategic and financial alternatives, including the sale of the Company.  The special committee engages our financial advisors, Credit Suisse and Bank of America.  With these financial advisors, the special committee designed a process independent of Company management and, through that process, solicited indications of interest in acquiring the Company or parts of the Company from numerous parties as part of a multi-round process.  As mentioned, the special committee process was undertaken independent of management; and, in this regard, when I used the term management, I always mean to include Gary Holloway among management.

Equally important, management did not place any restrictions on the committee or our process in terms of timing, the number of parties to be contacted, or the identity of parties to be contacted.  Management did not participate in the deliberations of the special committee.  In fact, the special committee, with our advisors, put in place procedures designed to protect the integrity of our process and to maintain confidentiality of the process from the management team.  We involved management in our process only to provide information to potentially interested parties and, at the special committee’s request, to meet with and make management presentations to interested parties.  The special committee conducted a thorough and extensive strategic review of strategic and financial alternatives.

At the end of the process, the special committee did not receive any firm offers for the Company.  By firm offer, I mean an offer with committed financing, to the extent financing would be required, and not subject to due diligence or other conditions beyond those of the type that are customary in a definitive purchase agreement for this type of transaction.

In light of the absence of firm offers, the special committee concluded that it is in the best interest of the Company and its shareholders to terminate the special committee’s process and to pursue management’s plan for the operation of the business.  In this regard, on December 15, the full board met and voted unanimously to dissolve the special committee.  The board based this decision on its determination that the Company should focus its resources on operational issues rather than continued attention to a sale process.

I thank you for your time, and now I’m going to turn the call back to Gary.

Gary Holloway:                                                              Thank you, Richard.  With of the board’s decision that a sale of the Company is not appropriate at this time, we are committed to directing our efforts and resources towards improving the Company’s operational performance and regaining credibility within the marketplace.  With these goals in mind, we are in the process of implementing a number of strategic initiatives that we are confident will both improve the core asset value and operational performance of GMH.  These were outlined in Monday’s press release, and I would like to address them now.

Our first initiative will be to focus on driving operational performance in our Student Housing division.  In order to accomplish this, we will place less emphasis on acquisitions in the short term until we achieve greater operational stability within our existing portfolio.  Later on the call, John DeRiggi will discuss some of the specific strategies we have developed to improve our Student Housing operating results.

Our second initiative is to sell, refinance and/or joint venture certain of our Student Housing properties.  We have identified the properties within our portfolio that will be part of this strategic plan, and we will use the cash proceeds from these transactions to repay outstanding indebtedness under our line of credit.  We are moving forward on the execution of this strategy and expect to receive term sheets from a number of potential joint venture partners over the next several weeks.  We will seek to maintain control over any of the properties that are sold in the joint venture structure.

Our third initiative is that, in connection with the repayment of our existing line of credit, we will seek to obtain a new credit facility that addresses our working capital needs from a long-term perspective.  We expect to complete this process prior to the initial maturity date of our line of credit in April 2007.  We are already in discussions with a number of financial institutions for a three-year line of credit in the range of $75 million to $125 million.

Regarding our third quarter, we are extremely disappointed with our performance and are committed to improving our financial results.  Pat O’Grady and John DeRiggi will report more detail on our operating results and the strategies in place to address the fact there is a negatively impacted performance.

With regard to our Student Housing portfolio, currently our own portfolio for the 2006/2007 academic year is approximately 94% occupied.  Year to date, we’ve acquired 21 Student Housing properties for an aggregate purchase price of approximately $408 million.  This brings our total own Student Housing portfolio to 75 properties, containing approximately 14,200 units and 46,100 beds, as well as 7 land parcels and 2 properties owned through a joint venture.  As noted earlier with respect to our 2007 strategic initiative plan, we will place less emphasis on acquisitions in our Student Housing segment.  There is, however, one additional Student Housing property and a land parcel that had been in our pipeline for several months and that we are committed to purchase.  These acquisitions have an aggregate purchase price of approximately $12.4 million.

Moving on to our Miltary Housing division, we continue to see strong results from the Miltary Housing division and are encouraged by the healthy pipeline of additional project opportunities that will be awarded during 2007.  We currently have 9 Miltary Housing projects in operation, comprised of approximately 17,000 end-state housing units on 21 military bases.

Shortly after the end of the third quarter, we were selected to design, construct and manage single-soldier housing at Fort Bliss and Fort Stewart, where we have plans to construct up to 470 and 370 apartments, respectively.  These two projects are among the first single-soldier housing projects awarded targeted by the Army.

We continue to be in the solicitation process with the Air Force for the AE TC group one project, covering four bases and approximately 2,900 end-state housing units.  This project is in the final stages of approval with the government, and we anticipate the transaction will close in the first quarter of 2007.

In November 2006, we closed on a transaction to expand our Fort Carson project by approximately 400 end-state units with the initial development planned costs valued at $124 million.  We have five proposals under review with the military covering 20 bases and totaling in excess of 12,000 end-state housing units with approximately $2 billion in IDP costs.

In addition, during the first and second quarters of 2007, we expect to submit proposals on four additional Miltary Housing projects covering nine bases and over 7,000 end-state housing units with estimated IDP costs in excess of $900 million.

I would now like to turn the call over to Pat O’Grady, who will discuss the third quarter 2006 financial results in greater detail.  Pat?

Pat O’Grady:                                                                            Thank you, Gary, and good morning, everyone.  We filed our third quarter 10-Q on November 14, 2006, which included the operating results for the three- and nine-month periods ended September 30, 2006.  This filing, in conjunction with the filing of our 10-QA for the nine months ended September 30, 2005, means that we are back on track with the filing of our periodic reports on a timely basis with the SEC.  We also have provided a supplemental information package posted on our website that includes additional information, including same-store analysis on Q3 2006.

We incurred a loss for the three months ended September 30, 2006 of $4.3 million, or $0.10 per diluted share.  For the nine months ended September 30, 2006, we had a net loss of $3.7 million, or $0.09 per diluted share.  Operating results continue to be negatively impacted by audit committee investigation and special committee costs of approximately $1.8 million, or $0.03 per diluted share, for the three months ended September 30, 2006 and approximately $6.7 million, or $0.09 per diluted share, for the nine months ended September 30, 2006.

FFO for the three months ended September 30, 2006 was $0.03 per diluted share and, for the nine months ended September 30, 2006, was $0.34 per diluted share.  Again, these costs are net of the impact of the audit and special committee costs that represent $0.03 per diluted share for the three months ended September 30, 2006 and $0.09 per diluted share for the nine months ended September 30, 2006.

Revenue, exclusive of expense reimbursements for the three months ended September 30, 2006, increased approximately 4% compared to the second quarter of 2006 as a result of rent increases and additional fees related to third quarter turnover.

Operating expenses, exclusive of reimbursed expenses, increased approximately $7.8 million over the second quarter of 2006, which was attributable to turn costs of $4.6 million, an increase in bad debt expense related to uncollected rents of $900,000, repairs and maintenance costs of $800,000 and interest expense of $1.5 million.

In our Student Housing division, the net loss for the three-month period was $3.7 million, or $2.7 million greater than the same period last year.  Our total rent and other property income increased 30% from $35.3 million to $45.8 million, and property operating and real estate tax expense grew 47% from $20.8 million to $30.6 million.

We acquired 17 properties between July 1, 2005 and September 30, 2006.  So, on a same-store basis of 46 properties, our revenue in the third quarter of 2006 was $33.4 million versus $33.1 million for the third quarter 2005.

Our property operating expenses on a same-store basis for the 46 properties grew from $18.3 million to $21.3 million for a 17% increase.  This was led by increases in utilities; property office expenses, including bad debts from uncollected rents; payroll, including temporary help; and overtime for turn; and real estate taxes.

For the nine months ended September 30, 2006, the net loss was $1.3 million versus a net income of a $1 million at September 30, 2005.  Our total rent and other property income increased 47% from $90.8 million to $133.7 million, and property operating and real estate tax expense grew 60% from $46.2 million to $74 million.

On a same-store basis of 30 properties, our total rent and other property revenue was $68.4 million for the nine months ended September 30, 2006 versus $69.6 million for the nine months ended September 30, 2005, or a slight decline of 1.7%.  Our property operating expenses on a same-store basis for the 30 properties grew from $32.6 million to $36.7 million, or a 12.8% increase.  This increase was driven by utilities; other property expenses, which include security; property office expense, including bad debts from uncollected rents; and real estate taxes.

Our same-store revenue growth for the 2006/2007 academic year was adversely impacted by eight properties that we call our focus properties.  These properties all experienced events that we believe are controllable, and we expect we’ll rebound in the 2007/2008 academic year.

We have projected our fourth quarter 2006 revenue for our 46 properties, exclusive of the focus properties, and compared that amount to the same properties in the fourth quarter of 2005.  The revenue growth from these properties, exclusive of the focus properties, is 3%.  We believe this demonstrates the fact that, generally, our properties are performing as expected.

Our same-store rent and other property income for the three months ended September 30, 2006, exclusive of the focus properties, was $26.8 million, which represented a 6.3% increase over the three months ended September 30, 2005 at $25.2 million.  For the nine months ended September 30, 2006, rent and other property income, exclusive of the focus properties, was $50.4 million, which was flat with the nine months ended September 30, 2005.  While the quarter over quarter results are positive, which bodes well for the future, the nine months’ analysis is flat.

On October 2, 2006, we closed on a new $250 million line of credit with Wachovia Bank and terminated our prior credit facility with Bank of America.  We incurred approximately $3.3 million in fees associated with the placement of the new line that will be amortized over the fourth quarter of 2006 and the first quarter of 2007.  And we expect to recognize approximately $1.1 million of deferred financing costs related to the termination of the former facility in the fourth quarter of 2006.

We also announced in September that we engaged the Reznick Group as our independent auditors.  In addition, we have continued to make progress on our internal control remediation plan outlined in our 2005 annual report.

We believed our fourth quarter FFO will be in the $0.12 to $0.14 range, which indicates full year results of $0.45 to $0.47.

I’ll now turn the call over to John.

John DeRiggi:                                                                     Thanks, Pat.  Good morning.  Since I assumed responsibility of the Student Housing division only five months ago, we performed extensive previews throughout the entire portfolio and have found that the majority of our assets are performing to expectations with still room for improvement.  We’ve identified that the poor performance in the third quarter was significantly impacted by unanticipated expense increases and especially by the year over year underperformance of nine properties.  As Pat indicated, we refer to these properties as the focus properties.  Eight of the nine focus properties are among the same-store for the third quarter 2006, which produced a significant drag on same-store results.

The nine properties vary geographically and have been negatively impacted by a number of factors.  Primarily, those factors relate to market conditions and operational issues.  The impact of the nine focus sites in our operating results is significant.  Our own portfolio occupancy currently stands at approximately 94%.  Removing the nine focus sites increases our overall portfolio occupancy by 300 basis points to approximately 97%.  We believe that the issues affecting these properties can be rectified, and we’ve focused considerable attention on fixing these properties for fall 2007.  We’re confident that we can turn their performance around.

To this end, we’ve made a number of substantive changes to the Student Housing division that we believe will allow us to correct the major issues impacting the focus sites but to also better manage our entire portfolio.  These changes include improving the quality and increasing the number of regional and field level staff.  We have promoted an experienced regional vice president to the senior vice president of operations position, reporting to me.  We’ve also organized management at our regional level to provide for more direct control, oversight and greater accountability, as well as to better enforce GMH’s policies and procedures at the property level.  We’re also enhancing our systems to better monitor problem areas such as utilities, repairs and maintenance costs, rent collections and other — and to provide other general market data.

We believe that with these changes we’ve put in place a plan to improve performance and focus attention on key operational issues.

I will now turn the call back over to Gary for some additional comments.

Gary Holloway:                                                              Thank you, John.  Before we begin the question and answer session, I’d like to address a few additional topics.  With respect to 2007 guidance, we will not be providing a range today.  We will, however, consider providing a 2007 FFO range at our next conference call.  At that time, we expect that we will have substantially executed upon the strategies and operational improvements that we outlined earlier in the call.

As you know, we’ve recently announced a $0.165 per share quarterly dividend.  This reduction was necessary to better align our distributions with actual cash flows.  We believe this rate is sustainable under our revised operating plan.

In closing, I want to continue to assure our shareholders that our management team remains focused on operating the business and on maximizing shareholder value.  Once again we thank you for your interest in GMH, and we will now take your questions.

Operator:                                                                                              Thank you.  Ladies and gentlemen, at this time, we will begin the question and answer session.  If you have a question, please press the star key, followed by the one on your pushbutton phone.  If you would like to decline, press the star key, followed by the two.  You will hear a three-tone prompt acknowledging your selection.  If you are using speaker equipment, you will need to lift the handset before pressing the numbers.

Our first question comes from Rob Stevenson with Morgan Stanley.

Rob Stevenson:                                                           Good morning, guys.  When you guys are talking about doing a joint venture or selling some of the Student Housing assets, what percentage of the assets are we talking about their, roughly?

Gary Holloway:                                                              What we’ve looked at, Rob, is a total of 25 properties that were focusing on, of which we believe that it will come down to between nine and ten that we sell and probably six or seven that we joint venture.  We’re not tying ourselves into that mix yet because of the tax implications and defeasance costs on certain debts.  We’re going through the mix as best as we can identify as to where these properties should either be sold out right or we put them back into a joint venture with several interested parties.

Rob Stevenson:                                                           What type of leverage ratio, depending on whatever measure you guys are primarily looking at — are you sort of targeting to get down with some of these sales and joint ventures?

Pat O’Grady:                                                                            Rob, this is Pat O’Grady.  On the JVs, we’re looking at a leverage ratio of 75%.

Rob Stevenson:                                                           On the JVs.  But, for GTC as a whole, what do you want to bring the leverage down to?

Pat O’Grady:                                                                            I’m sorry.  We will bring it down to approximately 60%, and we project at the year end, 12/31/06, we would be, including the line, at about 69%.

Rob Stevenson:                                                           Okay.  So, you’re going from 69% down to 60% with these transactions that you’ll probably do?

Pat O’Grady:                                                                            Right.

Rob Stevenson:                                                           And, what is that?  That’s debt to market cap or debt to assets?

Pat O’Grady:                                                                            Debt to total assets.

Rob Stevenson:                                                           Okay.  All right.  Then, earlier the indication was that there was no firm offer for the Company, in terms of the comments there.  Were there firm offers for either the Student Housing or the Miltary Housing as a separate entity?

Richard Silfen:                      No.

Rob Stevenson:                                                           All right.  The last question is: are you guys — what’s the status of the lawsuit?  Are you guys accruing for that or anything at this point?

Pat O’Grady:                                                                            Rob, this is Pat again.  We’re accruing up to the deductibles in our insurance policy.

Rob Stevenson:                                                           Is there a cap on the insurance policy?

Pat O’Grady:                                                                            There is a cap.

Rob Stevenson:                                                           What is that?

Joseph Macchione:                                        It’s $500,000.

Joseph Macchione:                                        That’s the deductible.  The cap on the premiums?

Rob Stevenson:                                                           Yeah.  Is it only in—is your insurance only up to a certain amount?  If you have to pay $200 million, is there a point above which you guys are responsible for and the insurance company doesn’t cover; or is it unlimited?

Joseph Macchione:                                        Every dollar above $25 million.

Rob Stevenson:                                                           But, basically, from $501,000 to $25 million is what the insurance policy covers.

Pat O’Grady:                                                                            That’s correct.

Rob Stevenson:                                                           Thank you, guys.

Operator:                                                                                              Thank you.  Our next question comes from Richard Paoli with ABP Investments.  Please go ahead.

Richard Paoli:                                                                       Good morning.  I just have a basic question.  Could you remind me, in terms of seasonality in the Student Housing business, which quarter would be the one that generates the highest FFO?

John DeRiggi:                                                                     Fourth quarter, typically.

Richard Paoli:                                                                       Fourth quarter, typically.

John DeRiggi:                                                                     Although, I wouldn’t say—This is John, Richard.  I wouldn’t say it’s significantly higher than the first quarter.

Richard Paoli:                                                                       So, first, the fourth quarter—generally a high seasonal point.  Why do you feel that your dividend at $0.16 a share is appropriate if you’re at the $0.12 to $0.14 range for the fourth quarter.  If I understand accurately how this business works, you really don’t have a huge opportunity to reset your occupancy, your rents, until the next lease-up, which occurs in the summer quarters.  How do you feel that this is a good range?  We’re talking you’re overpaying on an FFO basis, not even talking about CapEx.  Would you walk through the calculus that you used to set the dividend rate?

Pat O’Grady:                                                                            Sure.  We prepared an analysis for the board looking at—factoring in the assumptions that we’ve built into our disposition strategy for the JVs and the sales.  We’ve also looked at the run rate that we’re on, and we’re at—we’re in the $0.12 to $0.14 range.  There are additional special investigation and special committee costs that are accrued—or occurring in the fourth quarter; and they will be added back, obviously, to our run rate.  We’ve looked at that impact in the forecast over 2007 and also projected into 2008 and believe that that $0.165 dividend is sustainable.

Richard Paoli:                                                                       Okay.  My next question is with respect to improving quality of field level staff, enhancing operating systems.  Could you please put some parameters on what this is going to cost us in order to put this in place, because my experience tells me that fixing companies tends to be an expensive undertaking.

John DeRiggi:                                                                     Rich, it’s John.  The net cost of the personnel that we put in place is about $740,000 over and above what we would have had for the 2006 or prior to the restructuring.  That’s purely just personnel.  What we’ve done there is dedicated—I’ll call them regional managers, but they really have districts that roll up to regional vice presidents dedicated exclusively to a group of properties.  Whereas, in the past—and the cost isn’t as great as you think, and this is why—I’m describing why—how it’s working.  In the past, we had it will be called area managers that also shared responsibility of a property.  Those properties—area managers had a higher compensation.  By removing the area manager back to a property manager and putting a regional manager in place, there is an increased cost, absolutely; but it’s not 100% impact.  Net/net, the number is $740,000.

The systems.  We actually are replacing some of our systems and procedures which had a cost before.  The gross will be somewhere around $1.1 million.  The net will be somewhere around $750,000.  I’m just going by memory; I didn’t pull out the property by property, and that’s not inclusive of all 75.  I’m thinking on this same-store—so, overall, I think if you’re looking at about a $2 million increase for the restructuring, that should encompass it all.

Richard Paoli:                                                                       Okay.  Thank you.

Operator:                                                                                              Thank you.  Your next question comes from William Acheson with Merrill Lynch.  Please go ahead.

William Acheson:                                                 Thank you.  Stripping out the eight or so problem properties from the same-store, you get the expense ratio of 400 basis points year over year.  How much of that is permanent?  How much of that is, so to speak, one-time it do to catch up and repairs and maintenance, bad debt, perhaps above average turnover in the third quarter?

Pat O’Grady:                                                                            We’ve looked at that, and, essentially, the breakdown — I’ll put them into two categories: one, our controllable costs, which are the bad debts, repairs and maintenance, payroll.  And, I’ll put it into non-controllable, which are utilities and insurance and real estate taxes and those types of things.  I would break that 400 basis point difference down 45% in the controllable area and 55% in the non-controllable area.  So, there will be some tick up due to utilities and real estate taxes, but roughly half of that increase is controllable.

William Acheson:                                                 How much of the occupancy difficulties can be traced to employee turnover?  The focus properties had special events that couldn’t be predicted.  I guess maybe some more color on what those events were and how much of it was employee related.

John DeRiggi:                                                                     The issues vary.  This is John, Bill.  As I said, the operational issues and market issues—I’ll separate the two.  There are certain markets where we were impacted by new supply or a decline in enrollment, so a decline in demand that we think will either reabsorb.  Or, due to increases in enrollment, we can increase our occupancy just through demand.  There’s a handful—call it four—of those properties where we had staffing turnover that, in addition to some other issues, impacted.  It may not have been exclusively staffing issues.  It could have been market issues as well.  But, there was about four properties—I’m looking at my list—where staffing was a factor.

William Acheson:                                                 Okay.  Looking at the problem properties, at least with respect to occupancy, it looks to be mostly the IPO properties and not the more recently acquired assets.  Is there something we can read into that?

John DeRiggi:                                                                     You’re right.  The properties, for the most part, were acquired prior to 2006.  I’m not sure you can read anything specific into it.  There’s no common thread when it comes to geography.  There’s no common thread when it comes to product type.  The age of the properties are consistent on an average with our overall portfolio age.  It’s just a matter of circumstances.  Certain properties, as I mentioned, had market issues; another had what I’ll call staffing and/or reputational issues.  Some things that happened in the market that we think, as Pat mentioned, are fixable; but I wouldn’t point to the fact that there are some of our older properties as indicative of the problem.

William Acheson:                                                 Okay.  With respect to the audit and special committee expenses, are those costs going to be comparable to the third quarter or higher or lower?

Pat O’Grady:                                                                            They’ll be slightly—We’re expected to—Let me just go through.  The audit committee special investigation is complete at this point, and there will be no additional costs on that.  There obviously will be some final costs in the special committee, and we expect that that might be an additional $1 million to $1.5 million.

William Acheson:                                                 The audit committee—are they going to continue to work in ‘07?  It sounds like they might be.

Pat O’Grady:                                                                            The audit committee as a committee of the board will continue to work, but the investigation is completed and all those costs were basically completed in the third quarter of ‘06 when we were—when we completed our filings, our delayed filings.

William Acheson:                                                 Okay.  You didn’t receive any firm offers, but did you get any offers that were of the “this is what we are willing to pay” variety?

Richard Silfen:                                                                   Well, there was a lot of talk about those issues; but, because nothing was firm, we believe it’s far too speculative to really get into anything that, really, anybody said in that regard.

William Acheson:                                                 Okay.  The loan amortization costs, the deferred financing costs—$3.3 million.  I believe I heard you say that’s going to be fourth quarter and first quarter ‘07 amortization.

Pat O’Grady:                                                                            Correct.

William Acheson:                                                 That is included in FFO?

Pat O’Grady:                                                                            Yes.

William Acheson:                                                 Okay.  And the deferred financing costs—what was the number?  $1.3 million?  What was that?

Pat O’Grady:                                                                            $1.1 million was basically the write-off of unamortized costs with the BofA facility.

William Acheson:                                                 Okay.  And that’s all in the fourth quarter?

Pat O’Grady:                                                                            Yes.

William Acheson:                                                 Okay.  Thank you very much.

Operator:                                                                                              Thank you.  Our next question comes from Tony Paolone with JP Morgan.  Please go ahead.

Tony Paolone:                                                                  Thanks.  I don’t want to beat a dead horse here, but I just want to quickly run through these 4Q items that are one-time in nature.  $1.1 million for the old line amortization, $1 million to $1.5 million for the special committee, and then half of the $3.3 million cost of the new line.

Pat O’Grady:                                                                            That’s correct.

Tony Paolone:                                                                  I’m not missing anything there?

Pat O’Grady:                                                                            No.

Tony Paolone:                                                                  Okay.  Thanks.  The second question:  John, what’s the average rent per occupied bed right now in the portfolio?

John DeRiggi:                                                                     $385 per month.

Tony Paolone:                                                                  $385?

John DeRiggi:                                                                     Per month.

Tony Paolone:                                                                  Okay.  Where do you think occupancy should be for this portfolio and the length of the leases that would correspond with this $385 per month?

John DeRiggi:                                                                     When you say where it should be, do you mean historically where would I expect to occupancy to come in?

Tony Paolone:                                                                  Yes.

John DeRiggi:                                                                     95%.  95% to 96%.  That’s based on historical numbers.

Tony Paolone:                                                                  Okay.  What would be the average length of leases that you have right now in place, and what would you expect them to be normally?

John DeRiggi:                                                                     I’m sorry.  I’m going to ask you to repeat that question, but I wanted to clarify or make the point, Tony, that the $385 per bed which encompasses our current, in essence, net rental revenue—it excludes other income.  But, net rental revenue on the entire portfolio—on the 75 owned assets.  If you look at the occupancy, and I’m referring to that 95%, exclusive of other income, against the $385—just to be clear.

Tony Paolone:                                                                  Got you.  Okay.

John DeRiggi:                                                                     I’m sorry; your question was—?

Tony Paolone:                                                                  I’m just trying to get a sense for the ‘06/’07 school year.  Given some of the issues that you talked about, did you have to sign, say, shorter leases, like nine-month leases as opposed to the more typical 11 1/2 or anything like that?

John DeRiggi:                                                                     No.  We have some shorter-term leases, but it’s minor.  It’s maybe 2% of our total portfolio that has a 10-month lease.  That’s a pretty consistent with our historical.  Consistently, historically, we’ve been about that much.

Tony Paolone:                                                                  Okay.  Where do you see normalized operating margins for the portfolio of the student business?

John DeRiggi:                                                                     On just the property level?

Tony Paolone:                                                                  Yes.

John DeRiggi:                                                                     Expenses of between 49% and 51%, or somewhere in there.

Tony Paolone:                                                                  Okay.  In terms of the changes in the operations going forward, are there any anticipated management changes that you expect to occur or any open positions that need to be filled?

Gary Holloway:                                                              Tony, this is Gary.  At this point in time, we’ve pretty much cleared out where we are.  We’re very comfortable with the people that are in place.  So, if your question is more directed toward will we be absorbing any cost on any contracts, no.  I don’t know if that’s where you were heading.  But we feel real solid about the team that now is in place, and we’re using a lot of, I’ll say, inter-cross employees in between our military business and our student business.  That is really helping to solidify on the maintenance costs and even on the bad debts going forward.

Tony Paolone:                                                                  Okay.  With respect to the deal environment, I know that you’re not necessarily going to be acquiring a lot, but it sounds like you’re effectively going to be selling a bit.  Can you talk about cap rates and what they’ve been trending, either up, down or sideways?

John DeRiggi:                                                                     Cap rates have probably tightened even a bit since the last time we spoke.  From what we can tell, they’re in the low sixes for quality, class A product locations.  We’ve seen some even dip below six.  I would tell you the cap rates have probably compressed a bit further from the last time we spoke.

Tony Paolone:                                                                  In the low sixes that you talk about, is that before or after CapEx?

John DeRiggi:                                                                     It’s economic, Tony.  It’s after CapEx.

Tony Paolone:                                                                  Okay.  One question on the military business.  The Air Force project that you talked about — I just want to make sure I understand that.  Is that something you all have already won, or is that something that you’re currently competing for?

Bruce Robinson:                                                       We’ve already won that project.  It is certainly taking a lot longer than we expected to go through the approval process.  The Air Force’s process is a little bit different than what the Army and Navy have.  But, everything is tracking right now.  We expect the project to be dropped into Congress shortly, so we remain extremely confident that the first quarter we’ll be able to close that deal.

Tony Paolone:                                                                  Last question.  Do you all have a net asset value estimate that you’d care to share with us?

John DeRiggi:                                                                     This is John.  We have an NAV, obviously, internally, but it’s not something we’ve published.  We’d really have to think about that.  I don’t think it’s something we’re prepared to talk about on the call.

Tony Paolone:                                                                  Okay.  Thank you.

Operator:                                                                                              Thank you.  Your next question comes from Bill Crow with Raymond James.  Please go ahead.

Bill Crow:                                                                                             Good morning.  Just one quick question.  Gary, how many management presentations were made to prospective buyers?

Gary Holloway:                                                              Probably seven or eight.

Bill Crow:                                                                                             Was there seven or eight distinctive groups, or were those more than one presentation?

Gary Holloway:                                                              No; distinctive.

Bill Crow:                                                                                             Terrific.  Thank you.

Operator:                                                                                              Thank you.  Ladies and gentlemen, if there are any additional questions, please press the star key, followed by the one at this time.  As a reminder, if you’re using a speakerphone, please lift up the handset before pressing the numbers.  Our next question is a follow up from Richard Paoli with ABP Investments.  Please go ahead.

Richard Paoli:                                                                       Hi, guys.  Another follow-up question.  In terms of executive compensation, it’s been an obviously tough year.  What are we going to be expecting to see in the proxy?

Gary Holloway:                                                              Richard, this is Gary.  To be honest with you, the compensation committee under Jim Eastwood will be meeting in the next couple days.  Quite honestly, I can’t tell you what to anticipate at this point in time.  Certainly, in regards to the people that are working here it has been a tough year.  I know how hard they’ve worked, so certain recommendations will be made regarding that.  Regarding myself, personally, no different than last year.  I stepped up and did not take a bonus, and I am stepping up and not taking a bonus again this year.  As far as the other people, I can’t speak for them.  But I, as the Chief Executive Officer of the Company, know what kind of work they’ve put in, which is, unfortunately, highly unusual in this year.  But, that doesn’t mean you can’t compensate your people for the hard efforts.

Richard Paoli:                                                                       Okay.  Then, with respect to these potential asset sales and joint ventures, there seems to be discussion—or what I’d call among the pundits right now—that this exercise is going to be dilutive of to the Company’s FFO.  What kind of thresholds do you have here?  What is, I guess, the analysis look like?  Are you just looking to sell these to get liquidity, or are you sensitive to dilution? What’s the thought process there?

Pat O’Grady:                                                                            Rich, clearly, we’re sensitive to dilution, and in terms of the modeling, we’ve looked at—Obviously, the primary goal is to pay off the line of credit, to reposition the new line of credit.  But, we’re certainly looking to minimize the amount of dilution and get that as close to break even as possible.

Richard Paoli:                                                                       Okay.  Thank you.

Operator:                                                                                              Thank you.  Management, there are no further questions.  I’ll turn it back to you for closing comments.

Gary Holloway:                                                              I’d like to thank everybody for joining us today.  I know it’s been a tough year for GMH, and I know it’s been a tough year for our investors.  We ask that you do stick with us.  We will make sure that we right the ship and make sure that the focus properties, especially, that we get back on track and that we bring these things to a conclusion in ‘07 to where we want them to be.  It’s important for everybody to recognize that I am the largest shareholder of this Company, and the value that has been put in the marketplace today certainly is not acceptable to me.  I don’t expect it to be acceptable to anybody else.  So, at this point in time, we ask that you do stick with us.  We’re hoping that you will and that we’ll prove to you that we do know how to operate this business on a go-forward basis.  Thank you for your time today, and enjoy your holidays.

Operator:                                                                                              Thank you.  Ladies and gentlemen, that will conclude today’s teleconference.  If you would like to listen to a replay of today’s conference, you may dial into 303-590-3000 or 1-800-405-2236 and enter the access code of 11079004, followed with the pound sign.  Once again, those numbers are 303-590-3000 or 1-800-405-2236, with access code 11079004 and then the pound sign.

We thank you again, and have a nice day.

END